Zipcar Reports 2012 Second Quarter Results

~ Revenue of $70.8 Million; Adjusted EBITDA of $3.4 Million ~

Cambridge, Mass., August 2, 2012 - Zipcar, Inc. (Nasdaq: ZIP), the world's leading car sharing network, today reported results for the second quarter ended June 30, 2012.

Highlights

  Second quarter revenue increased 15% to $70.8 million compared to $61.6 million in the prior year period
  Total members grew 21% from the prior year period to over 731,000 at quarter end
  Second quarter adjusted EBITDA of $3.4 million compared to $2.3 million in the prior year period
  Second quarter US GAAP net loss of ($422,000), or ($0.01) per share, compared to a loss of ($5.6) million, or ($0.17) per share in the prior year period
  Launched Zipvan service in Chicago and Toronto for a total of 165 Zipvans in five markets in North America and more than 200 Zipvans in the UK
  Launched in Austin, Texas with approximately 40 vehicles to complement existing university presence
  Following quarter end, expanded European network with acquisition of CarSharing.at, the leading car sharing service in Austria with approximately 200 vehicles and 10,000 members

Scott Griffith, Chairman and CEO, commented, "We generated solid double digit revenue growth in the second quarter and grew total membership by 21% year on year.  We also launched our Zipvan service into new markets and extended our geographic reach in both North America and Europe.  Despite these gains, we brought in fewer members than we had anticipated, and we faced economic challenges in our UK business. Moving forward, we are taking actions to maximize returns on our marketing spend, and we will be rolling out initiatives to accelerate adoption and expand our service offerings. "

Summary Results

For the 2012 second quarter, revenue increased 15% to $70.8 million compared to $61.6 million in the prior year period. Revenue growth in the 2012 second quarter resulted primarily from a 21% increase in membership to over 731,000 members at quarter end. Usage revenue per vehicle per day was unchanged at $65 versus the prior year period. Usage revenue represented $60.4 million in the second quarter of 2012, compared to $53.3 million in the prior year period with fee revenue representing substantially all of the remaining revenue in both periods. Fee revenue represented 14.6% of total revenue in the 2012 second quarter compared to 13.4% in the prior year period.

In Zipcar's Established Markets - Boston, New York, Washington, D.C. and San Francisco - second quarter revenue grew 16% to $39.8 million compared to $34.4 million in the prior year period due primarily to new member additions. Income before tax for the Established Markets was unchanged at 22% of revenue in the second quarter 2012 compared to the prior year period.

US GAAP net loss in the second quarter of 2012 was ($422,000), or ($0.01) per share, compared to a loss of ($5.6) million, or ($0.17) per share, in the prior year period.

Non-GAAP Results

Adjusted EBITDA for the 2012 second quarter was $3.4 million compared to $2.3 million in the prior year period as a result of revenue growth and operating leverage.

"We effectively managed expenses and reported solid year-on-year growth in adjusted EBITDA," commented Ed Goldfinger, Chief Financial Officer. "Our focus in the near-term will be on introducing new initiatives designed to reignite member growth."

Outlook

For the full year 2012, revenue is now expected in the range of $272 million to $278 million. Full year 2012 Adjusted EBITDA is now expected to range from $12 million to $16 million and US GAAP net income is now expected to range from breakeven to $4 million. For the 2012 third quarter, Zipcar expects revenue in the range of $74 million to $77 million. Adjusted EBITDA for the period is expected to range from $2.5 million to $5 million and US GAAP net income is expected to range from a loss of $0.5 million to a profit of $2 million. Zipcar's average share count is expected to be between 39.5 million and 40.5 million for the third quarter and the full year. Common stock equivalents of approximately 1.5 to 2.5 million shares would be included to the extent Zipcar records positive US GAAP net income.

Conference Call, Webcast, and Slide Presentation

Zipcar will host a conference call today at 4:30 pm Eastern Time to discuss its 2012 second quarter results and financial outlook. To access the call, please dial 877-407-8029 (U.S.) or 201-689-8029 (international) approximately 10 minutes prior to the start of the call. The teleconference will be available via live webcast, along with an accompanying slide presentation, at Zipcar's investor relations website, http://ir.zipcar.com.

If you are unable to listen to the live teleconference, a replay will be available through August 9, 2012, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 387# followed by conference ID number 397262#. An archived version of the webcast will also be available under the investor relations portion of Zipcar's website at http://ir.zipcar.com.

About Zipcar

Zipcar is the world's leading car-sharing network with more than 731,000 members and 11,000 vehicles in urban areas and college campuses throughout the United States, Canada, the United Kingdom, Spain and Austria. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at http://www.zipcar.com.

Zipcar and the Zipcar logo are trademarks of Zipcar, Inc. Other company and product names may be trademarks of their respective owners.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of Adjusted EBITDA. Zipcar, Inc., or the Company, defines Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes, loss of equity-method investee and other income related to Zero Emission Vehicle credits. The Company believes that this non-GAAP measure is an important measure of its operating performance because it allows management, investors and analysts to evaluate and assess the Company's core operating results from period to period after removing the impact of changes in the Company's capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. The Company includes vehicle-related depreciation and interest in its definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of the Company's service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases. The Company believes that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as Zipcar for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to the Company's board of directors as well as in the Company's annual incentive compensation program for senior management.

The Company does not consider the non-GAAP measure of Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant elements that are required by GAAP to be recorded in the Company's financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining how it is formulated. In order to compensate for these limitations, management of the Company presents this non-GAAP financial measure in connection with its GAAP results. The Company urges investors to review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's business. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP measure used in this press release are included in this release.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding accelerating the adoption of the Company's services, broadening the Company's offerings and the Company's financial guidance for the third quarter of 2012 and for the full year 2012. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company's ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates or may operate, the Company's ability to continue to promote and maintain its brand in a cost-effective manner, the Company's ability to manage growth, the Company's ability to successfully expand its business internationally, and other risks detailed in the Company's publicly available filings with the Securities and Exchange Commission, which are available on www.sec.gov. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

ZIP-F

Contacts:

Investor Relations:

Jonathan Schaffer or Allise Furlani, The Blueshirt Group

Phone: 212-871-3953 (Jonathan) or 212-331-8433 (Allise)

Email: ir@zipcar.com

Media Relations:

Karen Drake, Vice President of Communications, Zipcar

Phone: 617-336-4323

Email: kdrake@zipcar.com

Zipcar, Inc
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
(in thousands, except share and per share data)

Revenue	$ 70,809	$ 61,559	$ 129,942	$ 110,692
Cost and expenses
Fleet operations	43,930	40,525	83,658	75,491
Member services and fulfillment (1)	5,075	5,067	9,255	9,138
Research and development (1)	1,058	1,010	1,992	1,972
Selling, general and administrative (1)	19,274	14,723	34,810	27,410
Amortization of acquired intangible assets	753	994	1,639	2,067
Total operating expenses	70,090	62,319	131,354	116,078
Income (loss) from operations	719	(760)	(1,412)	(5,386)
Other income (expense)
Interest income	77	11	153	20
Interest expense	(1,025)	(4,530)	(1,995)	(6,985)
Other, net	(307)	(273)	(441)	714
Loss before income taxes	(536)	(5,552)	(3,695)	(11,637)
(Benefit) provision for income taxes	-	23	(57)	40
Net loss	(536)	(5,575)	(3,638)	(11,677)
Less: net loss attributable to redeemable noncontrolling interest	114	7	168	12
Net loss attributable to Zipcar, Inc.	$ (422)	$ (5,568)	$ (3,470)	$ (11,665)

Net loss attributable to common stockholders per share:
Basic and Diluted	$ (0.01)	$ (0.17)	$ (0.09)	$ (0.60)
Weighted average number of common shares outstanding used in computing per share amounts:
Basic and Diluted	39,806,999	32,422,508	39,695,780	19,500,504

(1) Stock-based compensation is included in above line items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Member services and fulfillment	$ 54	$ 24	$ 97	$ 49
Research and development	31	39	90	81
Selling, general, and administrative	1,375	877	2,475	1,824
	$ 1,460	$ 940	$ 2,662	$ 1,954

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands)
Reconciliation of Adjusted EBITDA
Net loss attributable to Zipcar, Inc.	$ (422)	$ (5,568)	$ (3,470)	$ (11,665)
Stock compensation	1,460	940	2,662	1,954
Amortization	753	994	1,639	2,067
Non-vehicle depreciation	688	605	1,301	1,166
Acquisition and integration cost	740	1,090	1,101	1,988
Loss of equity-method investee	243	-	312	-
Non-vehicle interest expense	22	3,693	64	5,038
Interest income	(77)	(11)	(153)	(20)
Taxes	-	23	(57)	40
Preferred stock warrant liability adjustment	-	550	-	724
Zero Emission Vehicle credits	-	-	-	(861)
Adjusted EBITDA	$ 3,407	$ 2,316	$ 3,399	$ 431

Zipcar, Inc
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
	2012	2011
(in thousands, except share and per share data)

Assets
Current assets
Cash and cash equivalents	$ 42,235	$ 61,658
Short-term marketable securities	20,431	24,788
Accounts receivable, net of allowance for doubtful accounts	6,748	7,452
Restricted cash	2,682	381
Prepaid expenses and other current assets	17,249	13,665
Total current assets	89,345	107,944
Long-term marketable securities	18,605	13,809
Property and equipment, net	160,323	103,789
Goodwill	102,577	99,696
Intangible assets	3,720	4,754
Restricted cash	8,382	7,277
Deposits and other noncurrent assets	16,376	7,269
Total assets	$ 399,328	$ 344,538
Liabilities and Equity
Current liabilities
Accounts payable	$ 5,840	$ 6,069
Accrued expenses	21,189	20,003
Deferred revenue	20,997	19,369
Current portion of capital lease obligations and other debt	17,862	11,367
Total current liabilities	65,888	56,808
Capital lease obligations and other debt, net of current portion	102,679	58,908
Deferred revenue, net of current portion	4,769	4,659
Other liabilities	1,774	2,313
Total liabilities	175,110	122,688

Commitments and contingencies

Non-controlling interest	1,332	400
Stockholders' equity:
Common stock, $0.001 par value	40	40
Additional paid-in capital	298,509	294,107
Accumulated deficit	(76,121)	(72,651)
Accumulated other comprehensive (loss) gain	458	(46)
Total stockholders' equity	222,886	221,450
Total liabilities and equity	$ 399,328	$ 344,538

Zipcar, Inc
Key financial and operating metrics
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Key Financial and Operating Metrics:
Ending members	731,504	604,571	731,504	604,571
Ending vehicles	11,105	9,480	11,105	9,480
Usage revenue per vehicle per day	$ 65	$ 65	$ 63	$ 61
Total revenue per member per period	$ 98	$ 103	$ 183	$ 190
Cost per new account	$ 89	$ 70	$ 81	$ 61
Average monthly member retention	97.7%	97.8%	97.9%	98.0%
Adjusted EBITDA (in thousands)	$ 3,407	$ 2,316	$ 3,399	$ 431

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
(in thousands)

Established Markets:
Revenue	$ 39,760	$ 34,424	$ 72,549	$ 61,518
Income before tax	$ 8,676	$ 7,461	$ 15,491	$ 12,020